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                                                                  Exhibit 10(l)

                                  HUMANA INC.

            SENIOR MANAGEMENT INCENTIVE COMPENSATION PlAN - GROUP II

                                   CORPORATE



   I.            OBJECTIVES

                 The objectives of the Humana Inc. Senior Management Incentive Compensation Plan are:

                              A. To optimize the profitability and growth of Humana Inc. (the "Corporation") consistent with Humana's mission of achieving unequaled, measurable quality and productivity and with other goals of the Corporation, its stockholders and its employees.

                              B.     To promote teamwork among members of
                                     corporate management, foster cooperation between corporate and field management, as well as to encourage excellence in the performance of individual responsibilities.

                              C. To provide significant opportunity for those members of corporate management who have major profit responsibility within the Corporation.

  II.            ELIGIBILITY AND AWARDS

                 A. Membership in this Plan will be approved by the Chief Executive Officer. Individuals selected to participate (a "Participant") will be notified in writing by the Vice President of Human Resources.

                 B. Incentive compensation funds will be generated by the Corporation's performance against annual objectives established by the Compensation Committee. Except as hereinafter provided, the attainment of such objectives shall be determined by comparing them against the actual results as certified by the Corporation's independent accountants. A Participant's incentive compensation will be earned pursuant to a schedule attached hereto of target goals established for each fiscal year by the Compensation Committee (the "Schedule"). The target goals in the Schedule will be based upon the Corporation's approved annual business plan.

                 C. A Participant's incentive compensation shall be based on his/her paid salary, exclusive of any bonus or fringe benefits. The maximum Incentive Compensation shall not exceed sixty percent (60%) of that individual's paid salary.




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                 D.       The Board of Directors of the Corporation reserves
                          the right to pass upon the quality of earnings and to adjust earnings prior to calculation of incentive compensation awards if such earnings are not in accordance with the assumptions included in the Corporation's business plan.

                 E. Incentive compensation is earned in addition to consideration for merit and promotional increases under the Corporation's wage and salary program. Incentive compensation will be paid to Participants on or before March 15, following the close of the fiscal year.

 III.            EARNINGS PER SHARE OBJECTIVE

                          The minimum earnings per share objective shall be set by the Compensation Committee so as to always require an increase in earnings per share over the prior fiscal year before any incentive compensation whatsoever may be earned pursuant to this Plan. That is, should earnings per share decline in any fiscal year, for whatever reason, there shall be no incentive compensation paid for such fiscal year. In determining whether earnings per share objectives have been achieved, incentive compensation generated for all Incentive Plans shall be accrued and deducted as an expense for the fiscal year.

  IV.            ADMINISTRATION OF THIS PLAN

                          This Plan shall be administered by the Compensation Committee which shall have full power and final authority to construe, interpret and administer the Plan. No member of the Committee shall be personally liable for damage, in the absence of bad faith, for any act or omission with respect to his service on the Committee.

   V.            ELIGIBILITY DURING FISCAL YEAR

                          An individual who becomes a Participant in this Plan due to employment, transfer or promotion during the fiscal year will be eligible to receive partial incentive compensation based upon the Participant's paid salary for the period of time eligible and the level of achievement in relation to targeted goals for the entire fiscal year. In no event, however, will partial payments be made for any period of time of less than two months.




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  VI.            INELIGIBILITY DURING FISCAL YEAR

                 A Participant in this Plan who becomes ineligible during the fiscal year due to transfer or change of position shall cease to be eligible for further participation in this Plan on the date of transfer or change to the ineligible position. If the Participant, prior to the date of transfer or change, has been a Participant in the Plan for a minimum of two calendar months of the fiscal year, the Participant will be eligible to receive partial incentive compensation based upon the Participant's paid salary for such period of time and the level of achievement in relation to targeted goals for the entire fiscal year.

 VII.            TERMINATION

                 Except as specifically provided herein to the contrary, in order to be eligible for incentive compensation, a Participant must be an active employee at the time incentive compensation is paid. Termination, voluntary or involuntary, prior to the date of payment will result in the forfeiture of any incentive compensation claims for any year.

VIII.            RETIREMENT

                 A Participant who has been employed during the entire fiscal year for which incentive compensation is to be earned, but who is retired at or after the end of such fiscal year, will be eligible for full incentive compensation as determined in accordance with the provisions of this Plan. If a Participant retires prior to the end of the fiscal year but after April 30, the Participant will be eligible to receive partial incentive compensation based upon the Participant's paid salary for the period of time he/she was a participant at the level of achievement in relation to targeted goals for the entire fiscal year.

  IX.            LEAVE OF ABSENCE OR DISABILITY

                 A Participant who becomes disabled or who is granted a leave of absence after April 30 may, at the discretion of the Compensation Committee, and under such rules as the Committee may from time to time prescribe, be eligible to receive partial incentive compensation based upon the Participant's paid salary for the period of time he/she was a Participant at the level of achievement in relation to targeted goals for the entire fiscal year.





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   X.            DEATH

                 If a Participant has been employed during the entire fiscal year for which incentive compensation is to be earned, but dies prior to the date of payment, there will be no forfeiture and the Participant's estate will be eligible to receive the Participant's incentive compensation. If a Participant dies after April 30 and before the end of the fiscal year, the Participant's estate will be eligible to receive partial incentive compensation based upon the Participant's paid salary for the period of time he/she was a Participant at the level of achievement in relation to targeted goals for the entire fiscal year.

  XI.            DEFERRED COMPENSATION

                 A Participant in this Plan may elect to defer receipt of any amount earned pursuant to this Plan, provided such election is made in writing. The terms of any deferred compensation arrangement must be approved in writing by the Chairman of the Compensation Committee and the Participant.

 XII.            CORPORATION'S RIGHT TO MODIFY OR TERMINATE

                 The Corporation shall have the right to change, modify or terminate this plan, with or without notice, in whole or in part, at any time.

XIII.            GENERAL PROVISIONS

                 A. No person has any claim or right to be included in this Plan or to be granted incentive compensation under this Plan until such individual has been declared a Participant and received an official written notice thereof in accordance with the procedures as set forth in this Plan. In addition, all of the requirements and applicable rules and regulations of this Plan must have been met including, but not limited to, the availability of funds for incentive compensation awards and the determination of the extent to which targeted goals have been met.

                 B. The designation of an individual as a Participant under this Plan does not in any way alter the nature of the Participant's employment relationship.




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